NEWS RELEASE                                             EXHIBIT 99.1
                                                         ------------

PATRIOT AMERICAN HOSPITALITY, INC.               WYNDHAM HOTEL CORPORATION
3030 LBJ FREEWAY, SUITE 1500                     2001 BRYAN, SUITE 2300
DALLAS, TX  75234                                DALLAS, TX  75201
NYSE: PAH                                        NYSE: WYN

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AT PATRIOT AMERICAN:                       FRB CHICAGO:
-----------------------------------------  -----------------
Paul Nussbaum, Chairman & CEO              Claire Koeneman    Bess Gallanis
Rex Stewart, CFO                           Analyst Inquiries  Media Inquiries
(972) 888-8063                             (312) 640-6784     (312) 640-6737
Suzanne Cottraux, Director of Corporate
Communications & Investor Relations
(212) 713-7917 (temporarily in New York)
(972) 888-8041 (in Dallas)
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AT WYNDHAM:
-----------
Mike Silverman, VP of Finance (212) 713-7935 (temporarily in New York), (214) 863-1265 (in Dallas)
Cary Broussard, Corporate Communications Manager, (214) 863-1337
Kate McDonough, Gavin Anderson & Co., (212) 373-0284

FOR IMMEDIATE RELEASE
MONDAY, APRIL 14, 1997

                       PATRIOT AMERICAN HOSPITALITY AND
                           WYNDHAM HOTEL CORPORATION
                     ANNOUNCE DEFINITIVE MERGER AGREEMENT;
                       PATRIOT WILL ACQUIRE WYNDHAM AND
                    ELEVEN HOTELS FROM RELATED PARTNERSHIPS
                        FOR APPROXIMATELY $1.1 BILLION
                     IN STOCK, CASH AND ASSUMPTION OF DEBT

                    TRANSACTIONS WILL MAKE PATRIOT AMERICAN
   THE FIRST FULLY INTEGRATED AND NATIONALLY BRANDED PAIRED SHARE HOTEL REIT; ADD HIGHLY VALUED WYNDHAM BRAND; PROVIDE OPERATING EXPERTISE TO PATRIOT'S PAIRED
                               OPERATING COMPANY

DALLAS, TX., APRIL 14, 1997 --- In a transaction that will create the nation's first fully integrated and nationally branded paired-share hotel real estate investment trust (REIT), Patriot American Hospitality, Inc. (NYSE:PAH) and Wyndham Hotel Corporation (NYSE:WYN) jointly announced today that they have entered into a definitive agreement providing for Patriot's acquisition of Wyndham. Under terms of the merger agreement, Patriot will acquire all of the assets of Wyndham, including Wyndham's portfolio of 23 owned or leased hotels, with an aggregate of 4,877 rooms, management and franchise agreements associated with Wyndham's 79 managed and franchised properties throughout North America and the Wyndham/(sm)/, Wyndham Garden/(R)/ and Wyndham

Hotels & Resorts/(sm)/ proprietary brand names for approximately $763 million (based on Patriot's closing share price as of April 11, 1997), including approximately $611 million in Patriot stock (up to $100 million of which may be replaced with cash, at the option of Wyndham shareholders) and $152 million in assumption or retirement of debt.

     In addition, Patriot American announced today that it has signed a definitive agreement with partnerships affiliated with members of the Trammell Crow family providing for the acquisition by Patriot of 11 full-service Wyndham-branded hotels with 3,072 rooms, located throughout the United States for approximately $330 million in cash, plus approximately $14 million in additional consideration subject to two of the hotels meeting certain operational targets. Patriot expects that the acquisition of Wyndham and the purchase of the Wyndham-branded hotels from the Crow family partnerships, transactions which together are valued at approximately $1.1 billion, will be completed concurrently early in the fourth quarter of 1997.

     "The acquisition of Wyndham culminates Patriot's evolution from a hotel REIT into a nationally branded, fully integrated hotel company," said Paul A. Nussbaum, chairman and chief executive officer of Patriot American. "In Wyndham, we will acquire an exceptional hotel management organization, along with a respected and rapidly growing hotel brand. In acquiring Wyndham, we also maximize the benefits arising from our acquisition of the paired share ownership structure and take another significant step towards becoming a world-class hotel company."

     "The merger of Patriot American and Wyndham is a tremendous strategic fit, combining Wyndham's hotel management, franchise and development businesses, with Patriot's proven hotel acquisition and asset management expertise," said James
D. Carreker, chairman, chief executive officer and president of Wyndham. "This combination will create a powerful new force in the hospitality industry, with numerous avenues for growth. In joining with Patriot, we enhance our ability to grow the Wyndham brand both nationally and internationally. Likewise, Patriot gains the benefit of an experienced hotel management organization as it continues to aggressively pursue its hotel acquisition strategy."

THE FIRST NATIONALLY BRANDED AND FULLY INTEGRATED HOTEL COMPANY WITH THE TAX-
----------------------------------------------------------------------------
ADVANTAGED "PAIRED SHARE" OWNERSHIP STRUCTURE
---------------------------------------------

     As a result of its previously announced merger with California Jockey Club and Bay Meadows Operating Company (AMEX/CJ), which is scheduled to close on or before June 30, 1997, Patriot American will become one of only four public companies, and one of only two hotel REITs, to enjoy the benefits of the unique "paired share" ownership structure. Through this structure, Patriot's stock will be paired with an operating company and traded as a single unit. Patriot will be able to own hotels and lease them to the paired operating company, while retaining the benefits of REIT tax status. Following the Wyndham acquisition, Patriot will be the first paired-share REIT to integrate hotel acquisition, ownership, management, construction and development capabilities, along with the marketing power of a nationally-recognized hotel brand, within this uniquely efficient corporate structure.

     "The acquisition of Wyndham capitalizes on the power of the paired share ownership structure," said Nussbaum. "Following the Wyndham acquisition, our paired operating company will gain the knowledge and experience of the Wyndham organization, one of the most dynamic and successful management companies in the hospitality industry. We will also gain ownership of the

Wyndham brand, which has become synonymous with high quality and superior customer service in the upscale segment of the lodging industry. And we will accomplish all of this while retaining the tax benefits of Patriot's REIT status."

     Nussbaum said that, from a financial perspective, Patriot expects the acquisitions announced today to be accretive to Patriot's funds from operations
(FFO) per share upon completion, and to contribute significantly to FFO per share growth in 1998 and future years.

     Upon completion of the Cal Jockey/Bay Meadows and Wyndham transactions, Patriot intends to rename its paired operating company as "Wyndham International." The paired shares of Patriot American Hospitality and Wyndham International will trade on the New York Stock Exchange under the symbol "PAH."

THE MERGER AGREEMENT
--------------------

     Under terms of the merger agreement, Wyndham will merge with and into Patriot, with Patriot being the surviving corporation. Each share of Wyndham will be converted into the right to receive 0.712 paired shares of Patriot, subject to adjustment as described below. The 0.712 exchange ratio reflects Patriot's acquisition of Cal Jockey/Bay Meadows, which will be completed prior to the Wyndham merger and which, for tax reasons, will involve the merger of Patriot with and into Cal Jockey. On a pre-Cal Jockey merger basis, the exchange ratio equates to 1.372 Patriot shares for each outstanding Wyndham share. Based on Patriot's April 11, 1997 closing share price of $22.25, the exchange ratio reflects a market value of $30.53 for each Wyndham share. The exchange ratio is subject to adjustment in the event that Patriot's average share price for the twenty trading days preceding the fifth trading day prior to the shareholders' meetings called to approve the merger drops below a specified price (the equivalent of approximately $21.86 on a pre-Cal Jockey merger basis). Between this figure and another specified price (the equivalent of approximately $20.87 on a pre-Cal Jockey merger basis), the Exchange Ratio will be adjusted to provide Wyndham shareholders with Patriot shares having a value of $30.00 based on the average Patriot price. Below the lower figure, the Exchange Ratio will be fixed at 0.746 (which equates to approximately 1.438 Patriot shares on a pre-Cal Jockey merger basis), although Wyndham will have the ability to terminate the merger agreement without liability to Patriot.

     In order to maintain Patriot's status as a REIT and satisfy certain tax issues, the shareholders of Wyndham will have the option to receive cash for a portion of their shares in Wyndham, up to a maximum of $100 million (or approximately 16% of the total consideration payable to Wyndham shareholders in the merger). The cash will be apportioned on a pro rata basis among all Wyndham shareholders who elect to receive cash for a portion of their shares. Cash consideration per share will equal the market value (based on a trailing average) of the paired shares otherwise issuable in exchange for outstanding Wyndham shares.

     The merger is expected to be tax-free to shareholders of Wyndham with respect to the REIT portion of the paired shares received by such shareholders. The paired operating company portion (which is expected to represent 5% to 10% of the total consideration) of the paired shares, as well as any cash received by Wyndham shareholders in lieu of paired shares, will generally be taxable to the shareholders of Wyndham.

A FULLY INTEGRATED MANAGEMENT ORGANIZATION
------------------------------------------

     Following the acquisition of Wyndham, Paul Nussbaum will continue to serve as chairman and chief executive officer of Patriot, with responsibility for all of Patriot's activities, including acquisitions, asset management, financing and strategic planning. William W. Evans III, who currently serves in Patriot's office of the chairman, will assume the position of president of Patriot and will be appointed to Patriot's board. Anne L. Raymond, currently chief financial officer of Wyndham, will serve as chief financial officer of Patriot following the merger.

     Following the merger, James D. Carreker, Wyndham's chairman, chief executive officer and president, will serve as chairman and chief executive officer of Patriot's paired operating company, Wyndham International. Thomas W. Lattin, who currently serves as Patriot's president, will assume a senior position at Wyndham International, as executive vice president overseeing the continuing development of the Wyndham brand name through third-party management and franchising. Rex E. Stewart, who currently serves as chief financial officer of Patriot, will serve as chief financial officer of Wyndham International.

     Wyndham International will include the Carefree Resorts organization, for management of the Carefree Resorts portfolio acquired by Patriot in January, and an Historic Hotels Division, for management of the Grand Heritage Hotel portfolio and other historic or landmark hotel properties. Both the Carefree Resorts organization and the Historic Hotels Division will report to Mr. Carreker.

     "The senior executive teams of Patriot and Wyndham complement each other very well," said Nussbaum. "As a result of the merger, as well as our acquisition of Carefree Resorts in January and our planned acquisition of Grand Heritage Hotels, we will have one of the deepest and most experienced management organizations in the lodging industry, with expertise in all phases of the business, from acquisitions to brand management, from operations to construction and development."

     "On a personal level, Jim Carreker and I have known each other for many years," said Nussbaum. "We worked together closely last year to develop a lessee relationship between Patriot and Wyndham. I am particularly pleased that Jim will serve as chairman and chief executive officer of the paired operating company and that members of the Wyndham management team will be integrated throughout our combined organization. The paired operating company, as well as Patriot as a whole, will benefit from Jim's leadership and the skills of the team he has developed at Wyndham."

     Patriot also announced that, following the merger with Wyndham, the Board of Directors of Patriot and its paired operating company will each consist of 11 members, including three designees of Wyndham to the Wyndham International Board and two designees of Wyndham to the Patriot board. The Crow family will also have the right to designate one member of both boards. It is currently anticipated that Harlan Crow, Managing Partner of Crow Family Holdings, will serve as the designee of the Crow family to the Patriot Board. The remaining directors for each Board will be selected by Patriot and will include members of Patriot's existing Board as well as additional members to be selected prior to the merger. Paul Nussbaum, the chairman of Patriot, will also serve as a director of the paired operating company. James Carreker, the chairman of Wyndham International, will also serve on the Board of Patriot as one of the two Wyndham designees.

THE COMBINED PORTFOLIO
----------------------

     Upon completion of the transactions announced today, as well as the previously announced acquisition of Grand Heritage Hotels, Patriot American's hotel portfolio will include 88 owned or leased hotels, aggregating over 20,500 rooms, located in major markets and primary tourist destinations throughout the United States, as well as in Canada and the Caribbean. Additionally, apart from these transactions, Patriot American has signed contracts or letters of intent to acquire 19 hotels, aggregating over 4,600 rooms, for an aggregate purchase price (excluding related acquisition costs) of approximately $441 million. Assuming completion of these acquisitions, substantially all of which are currently expected to close prior to completion of the Wyndham merger, Patriot's post-merger portfolio will include 107 owned or leased hotels, with over 25,000 rooms. In addition to the owned portfolio, following the Grand Heritage acquisition and the Wyndham merger, Patriot and its paired operating company will manage or franchise 81 hotels (including 14 hotels currently under construction), aggregating over 17,800 rooms, located throughout North America. Finally, Patriot will own three upscale hotel brands: Wyndham, Carefree Resorts and Grand Heritage.

     "The combined company will be well positioned to optimize growth opportunities, both in the acquisition of additional hotels and in the development of Wyndham's management and franchise businesses," said Nussbaum. "Notably, Patriot will directly own or lease more than half of the hotels in its portfolio. This creates a solid base from which to grow the management business and continue to build value in our various brands."

     "From a hotel acquisitions perspective, Patriot will have the ability to maximize returns on newly-acquired properties by leasing them to Wyndham International," said Carreker. "Additionally, Patriot will have the ability to create value by reflagging existing and subsequently acquired properties utilizing one of our own proprietary brands. This serves to capture for our shareholders the cash flow in management and franchise fees that would otherwise be paid to third parties and, perhaps more importantly, serves to build equity and public awareness in the brands we own."

     In addition to Wyndham, Grand Heritage and Carefree Resort properties, Patriot's portfolio also includes hotels operating under numerous national and international hotel brands, including Marriott, Doubletree, Hilton, Hyatt, Holiday Inn, Four Points by Sheraton, Radisson, Embassy Suites and WestCoast. As part of its continuing hotel acquisition strategy, Patriot has established relationships with various hotel management and franchise companies. "We intend to maintain our relationships with other major hotel companies, and to continue to encourage such companies to bring acquisition opportunities to Patriot," said Nussbaum. "At the same time, we fully intend to maximize the value of our own brands by reflagging properties or by adding the Wyndham flag to unbranded hotels within our portfolio."

CAL JOCKEY/BAY MEADOWS MERGER REMAINS ON-TRACK
----------------------------------------------

     In announcing the merger with Wyndham, executives of Patriot reiterated Patriot's commitment to complete Patriot's merger with Cal Jockey and Bay Meadows as expeditiously as possible. Patriot announced that it will soon file revised proxy materials with the Securities and Exchange Commission for the Cal Jockey/Bay Meadows merger. "We are absolutely committed to completing the Cal Jockey/Bay Meadows merger," said Nussbaum. "We have remained in regular contact with management and the Boards of Cal Jockey and Bay Meadows and are working closely with them in preparing definitive proxy materials. In this regard, we expect to distribute proxies and convene shareholder meetings to complete the Cal Jockey/Bay Meadows merger on or before June 30, 1997."

SHAREHOLDER VOTE ON WYNDHAM MERGER EXPECTED IN THE FOURTH QUARTER
-----------------------------------------------------------------

     The definitive merger agreement between Patriot American and Wyndham has been unanimously approved by the Board of Directors of both companies and by the Special Committee of Wyndham's Board formed to independently review the merger and the merger agreement. In connection with the merger, Patriot American has received a fairness opinion from its financial advisor, PaineWebber Incorporated. Wyndham has received a fairness opinion with respect to the merger from its financial advisor, Smith Barney, Inc., and the Special Committee of the Wyndham Board of Directors has received a separate fairness opinion from its financial advisor, Merrill Lynch and Co. The merger agreement is subject to approval by the shareholders of both companies and is also subject to various closing conditions, including the prior completion of Cal Jockey/Bay Meadows merger and the concurrent completion of a substantial number of the hotel acquisitions contemplated by Patriot's agreement with the Crow family partnerships. In the event that Wyndham terminates the merger agreement under certain circumstances, including in order to pursue a superior proposal (as defined in the merger agreement), Wyndham will be obligated to pay Patriot American certain break-up fees, as specified in the merger agreement. If Patriot American terminates the merger agreement under certain circumstances, it will be required to pay certain break-up fees to Wyndham. Patriot American and Wyndham have announced that they intend to complete proxy materials as expeditiously as possible following the Cal Jockey/Bay Meadows merger and to submit the Wyndham merger to shareholder votes early in the fourth quarter.

     In connection with the signing of the merger agreement, certain significant Wyndham shareholders, including members of the Crow family and executive officers of Wyndham, who hold an aggregate of approximately 59% of Wyndham's outstanding shares, have agreed with Patriot to vote their shares in favor of the merger. These voting agreements are terminable in the event that Wyndham terminates the merger agreement under certain circumstances.

ABOUT WYNDHAM
-------------

     Based in Dallas, Texas, Wyndham Hotel Corporation is an international hotel company operating upscale hotels primarily under the Wyndham brand name. The Wyndham brand consists of three upscale full-service hotel products: Wyndham Hotels, Wyndham Garden Hotels and Wyndham Resorts. The Wyndham brand is tailored to urban, suburban and select resort markets to best serve its core customers, which include individual and group business travelers. While the Company's core business is managing upscale Wyndham brand products, the Company also manages non-Wyndham properties, including extended stay hotels under the Homegate Studios & Suites brand. Wyndham Hotel Corporation has been committed to growth through development, acquisitions, third-party management contracts and by investing in the development of the Wyndham brand.

ABOUT PATRIOT AMERICAN
----------------------

     Patriot American is currently the nation's second-largest hotel REIT, with a portfolio of 54 hotels with over 12,500 rooms. Upon completion of its acquisition of California Jockey Club and Bay Meadows Operating Company, Patriot American will be one of only two paired-share hotel REITs, a structure which will allow the company maximum flexibility to lease newly acquired properties to its paired operating company or to independent lessees, as situations warrant. Having tripled the size of its rooms portfolio in the 18 months since its IPO, Patriot American is continuing to acquire full-service hotel properties throughout North America.

FORWARD LOOKING STATEMENTS
--------------------------

     Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, competition for hotel services in a given market, the availability of equity and debt financing, interest rates and other risks detailed from time to time in the filings of Patriot American Hospitality, Inc. and Wyndham Hotel Corporation with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Reference is hereby made to the "Risk Factors" set forth in the Forms 10-K for the fiscal year ended December 31, 1996 filed by Patriot American Hospitality, Inc. and Wyndham Hotel Corporation.


                                TABLE TO FOLLOW
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HOTEL ASSETS PATRIOT WILL ACQUIRE FROM PARTNERSHIPS RELATED TO THE TRAMMELL CROW
--------------------------------------------------------------------------------
FAMILY
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HOTELS                                    HOTEL LOCATION    ROOMS
---------------------------------------  -----------------  -----
Wyndham Bel Age                          Los Angeles, CA.     199
Wyndham Franklin Plaza                   Philadelphia, PA.    758
Wyndham Milwaukee Center                 Milwaukee, WI.       221
Wyndham Riverfront Hotel, New Orleans    New Orleans, LA.     202
Wyndham Northwest Chicago                Chicago, IL.         408
Wyndham Palm Springs                     Palm Springs, CA.    410
Wyndham Garden Hotel-Las Colinas         Dallas, TX.          168
Wyndham Garden Hotel-Novi                Detroit, MI.         148
Wyndham Garden Hotel-Pleasanton          Pleasanton, CA.      171
Wyndham Garden Hotel-Wood Dale           Chicago, IL.         162
Garden Hotel-La Guardia Airport          New York, NY         225

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